Exhibit 99.4

May 15, 2026

Board of Directors

TopBuild Corp.

475 North Williamson Boulevard

Daytona Beach, Florida 32114

Re:	Registration Statement on Form S-4 of QXO, Inc., filed May 15, 2026 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated April 18, 2026 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than QXO, Inc. (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share, of TopBuild Corp. (the “Company”) of the Aggregate Consideration (as defined in the Opinion Letter) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of April 18, 2026, by and among Parent, Titanium MergerCo, Inc., a wholly owned subsidiary of Parent, Titanium MergerCo 2, LLC, a wholly owned subsidiary of Parent, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinions of TopBuild’s Financial Advisors,” “Risk Factors—Risks Relating to the Mergers,” “The Mergers—Background of the Mergers,” “The Mergers—Recommendation of the TopBuild Board and Reasons for the Mergers,” “The Mergers—Opinions of TopBuild’s Financial Advisors” and “The Mergers—Certain Unaudited Prospective Financial Information” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/S/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)